Exhibit 2.2

Autohome Inc. - Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$1,000,000,000 divided into

400,000,000,000 Ordinary Shares of a nominal or par value of US$0.0025 each

THIS IS TO CERTIFY THAT

is the registered holder of

Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on

by:
DIRECTOR